2ND QUARTER 2016

HOMELAND ENERGY SOLUTIONS NEWSLETTER

JUNE 2016

INSIDE THIS ISSUE:

LETTER FROM THE CEO AND PRESIDENT

Today we have a new crop in the ground and growing well. Corn and ethanol prices have rallied significantly over the past few months. This year we have focused our efforts on continuous improvement. No matter what we have done well in the past we are continuously driving to improve the profitability of the plant through targeted improvements. This year already we have reduced the amount of natural gas usage per gallon by 5% and we have produced 7% more ethanol over the previous year during the same time period. Another key area is to improve oil yield and again we have 7% more oil produced per bushel than last year. While these factors alone do not determine the profit of a company all three will certainly improve the profitability of the company.

We have an on-going nonstop trial process in place to improve our ethanol yield. The trial process includes trying new enzymes and yeast, as well as addition rates, timing of enzyme/chemical additions and even temperature profiles. Our Plant Manager and Lab Manager review performance of each fermenter every day and update the trial plan based on these fermentation performance.

Other continuous objectives include safety behavior, drug testing policies, DDG car weights, DDG and ethanol marketing evaluations and moisture control of ethanol and DDG.

In summary the plant personnel have done a tremendous job of continuous improvement and we will always maintain the belief that we can improve on what we have done in the past.

James Broghammer, CEO

DISCLOSURE

SPRING ADOPT-A-HIGHWAY CLEANUP

On Thursday, April 21st, 12 employees took time to help clean the ditches in front of the plant on Highway 24. They collected 14 bags of trash! Homeland and their employees are committed to keeping the highway free of liter and debris from the intersection of Roanoke and Quinlan Ave.



LITTER REMOVAL COURTESY OF
HOMELAND ENERGY SOLUTIONS

STAN'S THOUGHTS

We get asked many times during the day "What's this corn market going to do?" Even though no one knows for certain, it does pay to be informed. The market has changed with crude oil rising, strength in beans, talk of dry weather etc. If you are a corn producer and would like to attend a meeting on the markets, we are having one June 21st. A brief write up on our speaker follows below. Please RSVP with us at Homeland so we know how many to plan for. Many of you we only know as a voice on the phone- it would be good to put a face with a voice. Please attend; we hope you can all learn something from Marcus about the markets and some new marketing alternatives at Homeland.

As always, all of us at Homeland appreciate your corn business very much. AT HOMELAND IT ALL STARTS WITH CORN.

Stan Wubbena, Commodity & Risk Manager

Marcus Ludtke, Vice-President of Commodity Marketing Company, will serve as the Guest Speaker at Homeland Energy Solutions producer meeting on June 21st, 7:00 p.m., located at the Fredericksburg Community Center. Mr. Ludtke will be providing insight on a variety market related topics including his assessment on the future direction of corn prices, as well as, the increasing influence of Managed Money investors on commodity values.

Mr. Ludtke has served as CMC's head trader since 2001 and has an extensive 15-year history developing and trading corn futures and options positions for one of the largest domestic corn end-users in the United States. Mr. Ludtke's trading experience includes successfully navigating and mitigating end-user pricing risk through the rapid rise and fall of the record setting rallies in 2008 and 2012. Mr. Ludtke looks forward to sharing his observations on previous major market cycles, the key ingredients behind them, and how best to identify when that next major cycle might begin. Attendees will be encouraged to ask questions following his presentation. We hope to see you there!

CORN PRODUCER MEETING:
June 21st 7 pm
Fredericksburg Community Center

Guest Speaker:
Marcus Ludtke,
VP of Commodity Marketing Company

EMPLOYEE SPOTLIGHT — TONY VICK, TRAINING COORDINATOR

I like working at Homeland because of the problem solving challenges every day presents and how everybody pulls together like a family!

I was born in Decorah, grew up and graduated from Waukon. I attended Iowa State University one year for Mechanical Engineering. I then went to work at Foremost Farms USA as a Vacation Relief Operator for 9 years until they closed all Iowa plants. My background knowledge from there, gave me the opportunity to join the Homeland team.

I have been married for 13 years to Stephanie. We have an 8-year-old boy named Chase and a very busy 3-year-old girl named Taylor that keeps mom and dad on their toes.

I enjoy watching stock car races and the Vikings but I especially like watching Chase race go-karts and play football. With all the sports activities Chase is in and Taylor soon to be in, it really keeps us busy, but I enjoy it. Like I always tell myself, "I will never get that time back."



HOMELAND ENERGY SOLUTIONS FINANCIALS — Q1 2016

The first quarter of 2016 saw the commodity industry as a whole struggle to establish firm footing during the new calendar year. Prices, stagnant in late 2015, remained mostly unchanged in early 2016 as the industry in general seemed to take its cue from the depressed price of global crude.

Homeland Energy Solutions recorded a net profit of $2.47 million, or $38.30 per share, during the first quarter of 2016. This is roughly a 4.5% decrease from the same time period in 2015 when net profits were $2.59 million, or $40.14 per share.

It should be noted that this 4.5% reduction in profits came at a time when commodity prices themselves experienced a staggering drop of nearly 11%. Homeland was able to offset this reduction in price with production increases of more than 10%. This increased production is a direct result of capital investments over the last 24-36 months.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

Dave Finke,
Chief Financial Officer

BALANCE SHEET					
		03/31/16	12/31/15	09/31/15	06/30/15
Current Assets	$	77,840,861	76,603,773	80,155,970	75,956,222
Property & Equipment		106,495,187	105,720,228	105,261,365	104,694,463
Other Assets		4,367,623	4,668,228	4,648,838	4,603,930
Total Assets		188,703,671	186,992,229	190,066,173	185,254,615
Current Liabilities	$	37,091,489	37,661,346	36,117,888	36,043,897
Long-term Liabilities		157,992	350,059	240,869	240,869
Total Members' Equity		151,454,190	148,980,824	153,707,416	148,969,849
Total Liabilities & Equity		188,703,671	186,992,229	190,066,173	185,254,615
Book Value – 64,585 Outstanding Membership Units		2,345	2,306	2,380	2,307
Book Value – 90,445 Outstanding Membership Units		1,674	1,647	1,699	1,647

INCOME STATEMENT					
3 Months Ended		03/31/16	12/31/15	09/30/15	06/30/15
Revenue	$	61,310,749	68,245,557	67,305,574	72,749,789
Cost of Goods Sold		58,732,513	62,258,305	58,081,849	63,524,613
Operating Expenses		834,455	961,574	787,789	925,185
Operating Income		1,743,781	5,025,678	8,435,936	8,299,991
Other Income (Loss)		729,585	(64,520)	176,731	45,310
Net Income		2,473,366	4,961,158	8,612,667	8,345,301
Net Income Per Unit	$	38.30	76.82	133.35	129.21

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

Homeland Energy Solutions

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

CAPITAL PROJECTS UPDATE

Construction is well underway on the $4M two fermenter expansion scheduled to be on-line in midAugust.





Concrete work has begun for our new $3M 1.17M bushel steel grain bin. The bin is scheduled to be ready to receive corn ahead of this year's harvest.